EXHIBIT 10.1

PERSONAL AND CONFIDENTIAL

June 1, 2010

Gary D. Tucker

634 CR 2127

Pittsburg, TX 75686

Dear Gary:

Pilgrim’s Pride Corporation is pleased to confirm your job offer as Principal Financial Officer. This position will be based in Greeley, CO and reports to me. The annual base salary for this position is $300,000.00 effective June 1, 2010. You will also be eligible for participation in the Pilgrim’s Pride bonus program with a target of 50% of your annual base pay. The bonus payment will be contingent on your employment for the entire 2010 calendar/fiscal year as well as the company making a threshold earnings goal. In addition, you will receive a one-time payment of $650,000 in recognition of your service as Principal Financial Officer. This one-time payment will be made at the earlier of the time of the mandatory exchange between JBS and Pilgrim’s Pride, as described in the Stock Purchase Agreement, or any similar event whereby Pilgrim’s Pride would no longer be deemed a public company or would merge with JBS, or the date of your termination for any reason other than Cause, as defined in the Change of Control Agreement between Gary Tucker and Pilgrim’s Pride Corporation.

Given these considerations, the change in control agreement between you and Pilgrim’s Pride is hereby canceled and no longer valid.

Your benefits include:

You will be eligible to receive reasonable temporary living expenses through the time of your termination or the mandatory exchange whichever comes first. This will not include automobile rental or expenses.

We believe your association with Pilgrim’s Pride Corporation will continue to be personally and professionally rewarding. We recognize, however, that your

Gary Tucker

June 1, 2010

PERSONAL AND CONFIDENTIAL

circumstances may change and that you reserve the right to voluntarily terminate your employment at any time without cause or notice. The Company reserves the same privilege. The description of your employment and compensation terms is not intended to imply or express a contract of employment and your employment is still considered at will.

We look forward to having you on the new Pilgrim’s Pride poultry team in Colorado.

Please indicate your agreement with these terms and acceptance of this offer by signing and dating this letter. The signed document may be scanned and emailed to Niki Huggins at Niki.Huggins@pilgrimspride.com. Originals should be mailed to her attention at P.O. Box 93, Pittsburg, TX 75686.

Niki Huggins has been designated as your personal human resources contact should you have questions or concerns about any aspect of assuming your position and relocating to Colorado. You may contact her at Niki.Huggins@pilgrimspride.com or (903) 855-4320.

Sincerely,

/s/ Don Jackson

Don Jackson

President and Chief Executive Officer

cc:	Bob Daubenspeck, Head of Human Resources, JBS USA
Niki Huggins, Human Resources

I have reviewed and accept this Offer of Continued Employment at Pilgrim’s Pride

By:	/s/ Gary D. Tucker
Gary D. Tucker

Date:	June 1, 2010